THE AEGIS FUNDS
FIRST AMENDMENT TO THE
FUND ADMINISTRATION SERVICING AGREEMENT

THIS FIRST AMENDMENT dated as of the 13th day of January, 2014, to the Fund Administration Servicing Agreement dated as of November 10, 2011 (the “Agreement”), is entered into by and between THE AEGIS FUNDS, a Delaware business trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the term of the Agreement;

WHEREAS, the parties intend to add Aegis Value Fund, a new series of the Trust, to the Agreement; and

WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree as follows:

Section 1.  Exhibit A shall be superseded and replaced with Amended Exhibit A attached hereto.

Section 2.  “Section 11.  Term of Agreement; Amendment; Assignment” is hereby superseded and replaced with the following:

11. Term of Agreement; Amendment; Assignment

This Agreement shall become effective as of January 13, 2014 and, unless terminated pursuant to the terms hereof, will continue in effect until March 31, 2016. This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Trust.

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of USBFS, or by USBFS without the written consent of the Trust.

Section 3. Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

THE AEGIS FUNDS	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Scott L. Barbee	By: /s/ Michael R. McVoy

Name: Scott L. Barbee	Name: Michael R. McVoy

Title: President	Title: Executive Vice President

Amended Exhibit A
to the
Fund Administration Servicing Agreement

Separate Series of The Aegis Funds

Name of Series

Aegis High Yield Fund
Aegis Value Fund